Exhibit 10.20

CHC GROUP LTD.

EMPLOYMENT AGREEMENT FOR [COO, CFO, SVP]

This Agreement is entered into by and between CHC Group Ltd. (the “Company”) and [COO, CFO, SVP Legal and SVP HR] (“Executive”) on December     , 2013.

WHEREAS, the Company expects to make an initial public offering of its ordinary shares (the “IPO”) in the near future; and

WHEREAS, the Company desires to continue Executive’s employment with the Company and its subsidiaries, and Executive wishes to be employed by the Company on and after the IPO, upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the Company and Executive agree as follows:

1. Effectiveness of This Agreement. As of the Effective Date, this Agreement shall supersede the Prior Employment Agreement.

2. Duties and Terms of Employment. Executive shall serve as [insert title] of the Company, reporting to the Chief Executive Officer. As [                    ] of the Company, Executive shall have such duties and responsibilities typically associated with such position. During Executive’s employment with the Company, Executive shall (i) devote Executive’s full working time, effort and attention to the business, operation and affairs of the Company and its subsidiaries; provided, however, that Executive may continue to serve as a member of corporate boards of directors on which Executive serves as of the Effective Date, so long as such activities do not interfere in more than a deminimus way with the discharge of Executive’s duties as [                    ] of the Company or conflict with the restrictive covenants by which he is bound and (ii) faithfully and to the best of Executive’s abilities and experience, and in accordance with the standards and ethics of the business in which the Company is engaged, perform all duties that may be required of Executive by this Agreement, the Company’s policies and procedures, and such other duties and responsibilities as may be assigned to Executive from time to time. During Executive’s employment with the Company, Executive shall not engage in any activity that conflicts with or is detrimental to the Company’s best interests, as determined by the Chief Executive Officer and the Board.

Executive will be employed by the Company on an “at-will” basis. This means that either the Company or Executive may terminate Executive’s employment at any time, for any reason, with or without Cause, and with or without advance notice in accordance with the terms set forth herein.

3. Compensation.

(a) Annual Base Salary. While employed hereunder, Executive’s annual base salary shall be $[XXX,000] (“Base Salary”), payable in equal installments in accordance with the Company’s standard payroll practices. Executive’s Base Salary shall be subject to review at least annually by the Compensation Committee of the Board.

(b) Annual Incentive. While employed hereunder, Executive shall be eligible to participate in the Senior Management Short-Term Incentive Plan, as in effect from time to time (the “STIP”) and thereunder shall have an annual target incentive opportunity equal to 85% of Executive’s Base Salary (“Target Award”), and upon Executive’s attainment of objectives to be determined by the Board (or the

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compensation committee thereof), shall have a maximum target opportunity equal to 200% of the Target Award. The amount of Executive’s annual incentive award (the “Annual Award”), if any, shall be determined in the sole discretion of the Board (or the compensation committee thereof, if such determination has been delegated that committee), in accordance with the terms of the STIP.

(c) Long-Term Incentives. While employed hereunder, Executive shall be eligible to participate in the Company’s long term incentive plan and be eligible to receive annual long-term incentive awards commensurate with Executive’s position and performance, in the forms and in the amounts, as determined in the discretion of the Board or compensation committee thereof from time to time.

(d) Benefits/Perquisites. While employed hereunder, Executive will be eligible to participate in all of the employee benefits, benefit plans and perquisites that the Company generally makes available to its full-time employees and executives and for which Executive is eligible in accordance with the Companies policies as in effect from time to time. These benefits and perquisites are subject to the terms, conditions, and eligibility requirements that govern or apply to them.

(e) Reimbursement of Expenses. While employed hereunder, the Company shall reimburse Executive for reasonable and appropriate business expenses incurred in connection with Executive’s duties and in accordance with the Company’s generally applicable policies.

4. Severance Benefits. Upon either a Qualifying Termination or a Change in Control Termination, and subject to the limitations and conditions set forth in this Agreement, Executive shall be eligible to receive the benefits set forth below.

(a) Benefits Upon a Qualifying Termination. Following Executive’s termination of employment under circumstances that constitute a Qualifying Termination, subject to (x) Executive’s execution, delivery and non-revocation of a full release of all claims on a form acceptable to the Company on or prior to the 60th day following the Termination Date and in accordance with Section 6 and (y) compliance with the restrictive covenants by which he/she is bound, the Company shall provide Executive, in addition to the Accrued Amounts:

(i) Installment payments equal to Executive’s Monthly Base Salary for the number of months in the Qualifying Termination Severance Period, payable according to the Company’s regular payroll cycle, except that the first four installment payments shall be paid in a lump sum (without interest) on the first regularly-scheduled payroll date occurring after the 60th day following the Termination Date; and

(ii) Continued medical, dental and vision coverage, as applicable, for a period of eighteen (18) months following the Termination Date, provided that payments for such coverage by Executive shall be consistent with the payments required by other senior executives for such coverage at that time. In order to facilitate such coverage, Executive and Executive’s spouse and dependents, as applicable, in accordance with the Company’s policies in effect at the time of Executive’s termination, shall agree to elect continuation coverage in accordance with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”); and

(iii) A pro rata portion of the Annual Award, if any, that Executive would have otherwise been entitled to receive pursuant to Section 3(b) hereof in respect of the fiscal year in which such termination occurs had Executive’s employment not terminated, based upon the percentage of the fiscal year that shall have elapsed through the date of Executive’s termination of employment, payable at the time such Annual Award would have otherwise been paid had Executive remained employed (the “Pro-Rata Bonus”).

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Following Executive’s termination of employment due to a Qualifying Termination, except as set forth in this Section 4(a), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(b) Benefits Upon a Change in Control Termination. Following Executive’s termination of employment under circumstances that constitute a Change in Control Termination, subject to Executive’s execution, delivery and non-revocation of a full release of all claims on a form acceptable to the Company on or prior to the 60th day following the Termination Date and in accordance with Section 6, the Company shall provide Executive, in addition to the Accrued Amounts:

(i) A lump sum payment equal to the sum of Executive’s Monthly Base Salary plus Target Bonus, multiplied by the number of months in the Change in Control Severance Period payable on the first regularly-scheduled payroll date occurring after the 60th day following the Termination Date; and

(ii) Continued medical, dental and vision coverage, as applicable, for a period of eighteen (18) months following the Termination Date, provided that payments for such coverage by Executive shall be consistent with the payments required by other senior executives for such coverage at that time. In order to facilitate such coverage, Executive and Executive’s spouse and dependents, as applicable, in accordance with the Company’s policies in effect at the time of Executive’s termination, shall agree to elect continuation coverage in accordance with the provisions of COBRA.

Following Executive’s termination of employment under circumstances that constitute a Change in Control Termination, except as set forth in this Section 4(b), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

5. Transition Termination. Upon a voluntary resignation by Executive that the Board determines to be a Transition Termination, and in consideration of Executive’s execution, delivery and non-revocation of a full release of all claims on a form acceptable to the Company on or prior to the 60th day following the Termination Date and in accordance with Section 6, as well as Executive’s agreement to provide transitional support services for a fixed period of time as mutually agreed upon by the Company and Executive, the Company shall provide Executive, in addition to the Accrued Amounts: (a) six months of Monthly Base Salary payable according to the Company’s regular payroll cycle; (b) a Pro-Rata Bonus; and (c) continued medical, dental and vision coverage, as applicable, for a period of twelve (12) months following the Termination Date, provided that payments for such coverage by Executive shall be consistent with the payments required by other senior executives for such coverage at that time. In order to facilitate such coverage, Executive and Executive’s spouse and dependents, as applicable, in accordance with the Company’s policies in effect at the time of Executive’s termination, shall agree to elect continuation coverage in accordance with the provisions of COBRA. The first four payments to be made under subsection (a) shall be payable in a lump sum on the first regularly-scheduled payroll date occurring after the 60th day following the Termination Date.

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Following Executive’s termination of employment under circumstances that constitute a Transition Termination, except as set forth in this Section 5, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

6. Limitations and Conditions on Benefits. Executive’s right to receive the severance benefits described in Section 4, or the Transition Termination benefits of Section 5 of this Agreement, are conditioned upon Executive’s execution, delivery and non-revocation of a general waiver and release in substantially the form attached hereto as Exhibit A (the “Release”). Such Release must become effective in accordance with its terms, but in no event later than the 60th day following the Termination Date, and no amount shall be paid prior to such date.

It is understood that Executive shall have a certain number of calendar days to consider whether to execute such Release, and may revoke it within seven days after its execution. If Executive does not execute and deliver such Release within the applicable period, or if Executive revokes it during the revocation period, no benefits shall be provided or payable under, and Executive shall have no further rights, title or interests in or to any severance benefits or payments pursuant to, this Agreement.

7. Return of Company Property. Not later than the date upon which Executive’s employment terminates for any reason, Executive shall return to the Company all documents (and all copies thereof) and other property belonging to the Company and its affiliates that Executive has in Executive’s possession or control, including but are not limited to, all files, correspondence, email, equipment (including, but not limited to, computers, mobile telephones and servers), credit cards, entry cards, identification badges and keys, and any materials of any kind which contain or embody any proprietary or confidential information of the Company and its affiliates (and all reproductions thereof in whole or in part).

8. Cooperation and Continued Compliance with Confidentiality Agreements and Restrictive Covenants. From and after the date upon which Executive’s employment terminates for any reason, Executive shall (i) continue to abide by all of the terms and provisions of the restrictive covenants described below in this Section 8, and the confidentiality agreements and any other comparable agreement signed by Executive, in accordance with their terms, and (ii) cooperate fully with the Company and its affiliates in connection with its actual or contemplated defense, prosecution or investigation of any existing or future litigation, arbitrations, claims, demands, audits, government or regulatory inquiries, or other matters arising from events, acts or failures to act that occurred during the time period in which Executive was employed by the Company or any of its affiliates (including any period of employment with an entity acquired by the Company or any of its affiliates). Such cooperation includes, without limitation, being available upon reasonable notice, without subpoena, to provide accurate and complete advice, assistance and information to the Company or any of its affiliates, including offering and explaining evidence, providing truthful and accurate sworn statements, and participating in discovery and trial preparation and testimony. Executive acknowledges and agrees that Executive’s obligations under this Section 8 are an essential part of the consideration Executive is providing hereunder in exchange for which and in reliance upon which the Company has agreed to provide the payments and benefits under this Agreement. For the purposes of this Section 8, any reference to “CHC” shall mean the Company and its affiliates and subsidiaries.

(a) Executive recognizes and understands that in performing the duties and responsibilities of his employment as provided in this Agreement, he will occupy a position of high fiduciary trust and confidence, pursuant to which he will develop and acquire wide experience and knowledge with respect to all aspects of the Company’s global helicopter services and other businesses carried on by

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the Company and its affiliates and the manner in which such businesses are conducted. It is the express intent and agreement of the Executive and CHC that such knowledge and experience shall not be used in any manner which would be detrimental to the business interests of CHC and such affiliates whether during the currency of his employment by CHC or at any time following the termination of his employment with CHC. The Executive covenants and agrees with CHC that the Executive will not, without the prior written consent of CHC, at any time within a period of twelve (12) months following the termination of the Executive’s employment for any reason, either individually or in partnership or in conjunction with any person, whether as principal, agent, shareholder, director, officer, employee, investor, or in any other manner whatsoever, directly or indirectly, advise, manage, carry on, be engaged in, own or lend money to, or permit the Executive’s name or any part thereof to be used or employed by any person managing, carrying on or engaged in a business of supplying global, national or local helicopter (including helicopter maintenance) services.

(b) The Executive shall not, for a period of twelve (12) months after the termination of employment for any reason, without the prior written consent of CHC, for his account or jointly with another, either directly or indirectly, for or on behalf of himself or any individual, partnership, corporation or other legal entity, as principal, agent, employee or otherwise, solicit, influence, entice or induce, attempt to solicit, influence, entice or induce:

(i)	any person who is employed by CHC or any affiliated company to leave such employment, or

(ii)	any person, firm or corporation whatsoever, who or which has at any time in the last two (2) years of the Executive’s employment with CHC or any predecessor of CHC, been a customer of CHC, an affiliate company, or of any of their respective predecessors, provided that this subsection shall not prohibit the Executive from soliciting business from any such customer if the business is in no way similar to the business carried on by CHC, an affiliated company, any of their respective predecessors, subsidiaries or associates to cease its relationship with CHC or any affiliated company.

(c) The Executive understands and agrees that the CHC has a material interest in preserving the relationships it has developed with its customers against impairment by competitive activities of a former employee. Accordingly, the Executive agrees that the restrictions and covenants contained herein are reasonably required for the protection of the CHC and its goodwill and that his agreement to same by his execution of this Agreement are of the essence to this Agreement and constitute a material inducement to the company to enter into this Agreement and to employ the Executive, and that the CHC would not enter into this Agreement absent such an inducement.

(d) The parties recognize that a breach by the Executive of any of the covenants herein contained would result in damages to CHC and that CHC could not adequately be compensated for such damages by monetary award. Accordingly, the Executive agrees that in the event of any such breach, in addition to all other remedies available to CHC at law or in equity, CHC shall be entitled as a matter of right to apply to a court of competent jurisdiction for such relief by way of restraining order, injunction, decree or otherwise, as may be appropriate to ensure compliance with the provisions of this Agreement.

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(e) The parties further agree that a breach by the Executive of any of the covenants contained in this Section 8 will nullify and make void the obligation that CHC has to make the payments referred to above, and where such payments have already been made, the Executive agrees to reimburse CHC the amount paid. Where the Executive fails to reimburse CHC, the amount paid to the Executive shall be a debt due and owing from the Executive to CHC. The parties agree that all restrictions in this Section 8 are necessary and fundamental to the protection of the business of CHC and are reasonable and valid, and all defences to the strict enforcement thereof by CHC are hereby waived by the Executive.

The Executive acknowledges that, by reason of the Executive’s employment with CHC, the Executive will have access to Confidential Information, as hereinafter defined, of CHC, that CHC has spent time, effort and money to develop and acquire. The term “Confidential Information” as used in this Agreement means all trade secrets, proprietary information and other data or information (and any tangible evidence, record or representation thereof) whether prepared, conceived or developed by an employee or agent of CHC (including the Executive) or received by CHC from an outside source which is maintained in confidence by CHC or the outside source who provided the information in question. Without limiting the generality of the foregoing, Confidential Information includes information of CHC pertaining to:

(i) any ideas, improvements, know-how, research, inventions, innovations, products, services, sales, processes, methods, machines, procedures, tests, treatments, developments, technical data, designs, devices, patterns, concepts, computer programs or software, records, data, training or service manuals, plans for new or revised services or products or other plans, items or strategy methods on compilation of information, or works in process, or any inventions or parts thereof, and any and all revisions and improvements relating to any of the foregoing (in each case whether or not reduced to tangible form) that relate to the business or affairs of CHC or that result from its marketing, research and/or development activities;

(ii) the identities of clients and potential clients, customers and potential customers (collectively, “Customers”); the identities of contact persons at Customers; the preferences and needs of Customers; customer contact persons; information regarding sales terms, service plans, methods, practices, strategies, forecasts, know-how, and other marketing techniques; the identities of key accounts, potential key accounts; the identities of suppliers and contractors, and all information about those supplier and contractor relationships such as contact person(s), pricing and other terms;

(iii) any information relating to the relationship of CHC with any personnel, suppliers, principals, investors, contacts or prospects of CHC and any information relating to the requirements, specifications, proposals, orders, contracts or transactions of or with any such persons;

(iv) any marketing material, plan or survey, business plan, opportunity or strategy, development plan or specification or business proposal;

(v) financial information, including CHC’s costs, financing or debt arrangements, income, profits, salaries or wages; and

(vi) any information relating to the present or proposed business of CHC.

The Executive acknowledges that the Confidential Information is a valuable and unique asset of CHC and that the Confidential Information is and will remain the exclusive property of CHC.

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The Executive agrees to maintain securely and hold in strict confidence all Confidential Information received, acquired or developed by the Executive or disclosed to the Executive as a result of or in connection with the Executive’s association with CHC. The Executive agrees that, both during the term of this Agreement and after the termination of the Executive’s employment with CHC, the Executive will not, directly or indirectly, divulge, communicate, use, copy or disclose or permit others to use, copy or disclose, any Confidential Information to any person, except as such disclosure or use is required to perform the Executive’s duties hereunder. The obligation of confidentiality imposed by this Agreement shall not apply to information that appears in issued patents or printed publications, that otherwise becomes generally known in the industry through no act of the Executive in breach of this Agreement, or that is required to be disclosed by court order or applicable law.

The Executive understands that CHC has from time to time in its possession information belonging to third parties or which is claimed by third parties to be confidential or proprietary and which CHC has agreed to keep confidential. The Executive agrees that all such information shall be Confidential Information for the purposes of this Agreement.

For purposes of the copyright laws of the United States of America, to the extent, if any, that such laws are applicable to any Confidential Information, it shall be considered a work made for hire and CHC shall be considered the author thereof.

The Executive agrees that documents, copies, records and other property or materials made or received by the Executive that pertain to the business and affairs of CHC, including all Confidential Information which is in the Executive’s possession or under the Executive’s control are the property of CHC and that the Executive will return same and any copies of same to CHC immediately upon termination of this Agreement or at any time upon the request of CHC.

Notwithstanding the foregoing terms of this Section 8, the Executive shall be permitted to retain copies of this Agreement, and any documentation related to this compensation, benefits and equity rights arising under or contemplated by this Agreement.

Any new technology, knowledge or information developed by the Executive related to the business of CHC during the term of this Agreement shall be the exclusive property of CHC to the extent that such technology, knowledge or information is owned by the Executive.

The Executive acknowledges that all Confidential Information (as defined above) and all other discoveries, know-how, inventions, ideas, concepts, processes, products, protocols, treatments, methods, tests and improvements, computer programs, or parts thereof, conceived, developed, reduced to practice or otherwise made by him either alone or with others, during the course of his employment with CHC pursuant to this Agreement or any previous employment agreements or arrangements between the Executive and CHC, whether or not conceived, developed, reduced to practice or made during the Executive’s regular working hours or on the premises of CHC (collectively “Inventions”), and any and all services and products which embody, emulate or employ any such Inventions will be the sole property of CHC and all copyrights, patents, patent rights, trademarks, service marks and reproduction rights to, and other proprietary rights in, each such Invention, whether or not patentable or copyrightable, will belong exclusively to CHC. For purposes of the copyright laws of the United States of America, to the extent, if any, that such laws are applicable to any such Invention or any such service or product, it will be considered a work made for hire and CHC will be considered the author thereof.

The Executive shall disclose promptly to CHC, its successors or assigns, any Inventions.

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The Executive hereby assigns and agrees to assign all his rights, title and interest in the Inventions, to CHC or its nominee.

Whenever requested to do so by CHC, the Executive shall execute any and all applications, assignments or other instruments which CHC shall deem necessary to apply for and obtain patents or copyrights of Canada, the United States or any foreign country or to otherwise protect CHC’s interest in the Inventions and shall assist CHC in every proper way (entirely at CHC’s expense, including reimbursement to the Executive for all expense and loss of income) to obtain such patents and copyrights and to enforce them.

The Executive hereby waives for the benefit of CHC and its successors and assigns any and all moral rights in respect of any Inventions.

9. Parachute Payments. If any payment or benefit (including payments and benefits pursuant to this Agreement) Executive would receive in connection with a Change in Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this paragraph, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Payment are paid to Executive, which of the following two alternative forms of payment shall be paid to Executive: (A) payment in full of the entire amount of the Payment (a “Full Payment”), or (B) payment of only a part of the Payment so that Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”). A Full Payment shall be made in the event that the amount received by Executive on a net after-tax basis is greater than what would be received by Executive on a net after-tax basis if the Reduced Payment were made, otherwise a Reduced Payment shall be made. If a Reduced Payment is made, (i) the Payment shall be paid only to the extent permitted under the Reduced Payment alternative, and Executive shall have no rights to any additional payments and/or benefits constituting the Payment, and (ii) reduction in payments and/or benefits shall occur in the following order: (A) reduction of cash payments; (B) cancellation of accelerated vesting of equity awards other than stock options; (C) cancellation of accelerated vesting of stock options; and (D) reduction of other benefits paid to Executive. In the event that acceleration of compensation from Executive’s equity awards is to be reduced, such acceleration of vesting shall be canceled in the reverse order of the date of grant. The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall make all determinations required to be made under this Section. The Company shall bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

10. Mitigation/Set off. Executive shall not be required to mitigate damages or the amount of any payment provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer or by any retirement benefits received by Executive after the date of a Qualifying Termination or a Change in Control Termination. The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company or its affiliates.

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11. Application of Section 409A.

(a) Separation from Service. Notwithstanding any provision to the contrary in this Agreement, no amount deemed deferred compensation subject to Section 409A of the Code shall be payable under Section 4 unless Executive’s termination of employment constitutes a “separation from service” with the Company and its affiliates within the meaning of Section 409A of the Code, Treasury Regulations and other guidance promulgated thereunder and any such amount shall not be paid, or in the case of installments, commence payment, until the first payroll period following the 60th day following Executive’s separation from service. Any installment payments that would have been made to Executive during the 60-day period immediately following Executive’s separation from service but for the preceding sentence shall be paid to Executive on the first payroll period following the 60th day after Executive’s separation from service and the remaining payments shall be made as provided in this Agreement.

(b) Specified Employee. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed at the time of Executive’s separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of Executive’s “separation from service” with the Company (as such term is defined in the Treasury Regulations issued under Section 409A of the Code) or (ii) the date of Executive’s death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this subsection shall be paid in a lump sum to Executive (without interest), and any remaining payments due under this Agreement shall be paid as otherwise provided herein.

(c) Expense Reimbursements. To the extent that any reimbursement payable pursuant to this Agreement is subject to the provisions of Section 409A of the Code, any such reimbursement payable to Executive pursuant to this Agreement shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred; the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year; and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(d) Installments. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment.

12. Other Terminations; Board and Committee Resignations. Upon any other termination of employment of Executive not covered by Section 4 or 5, the Company shall have no further obligation to Executive hereunder except for the payment or provision, as applicable, of (i) the portion of the Base Salary for periods prior to the effective date of termination accrued but unpaid (if any), (ii) all unreimbursed expenses (if any), and (iii) other payments, entitlements or benefits, if any, in accordance with terms of the applicable plans, programs, arrangements or other agreements of the Company (other than any severance plan or policy) as to which the Executive held vested rights to such payments, entitlements or benefits, whether as a participant, beneficiary or otherwise on the date of termination (“Other Benefits”) (clauses (i), (ii) and (iii), collectively, the “Accrued Amounts”).

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The Company agrees to use commercially reasonable efforts to procure and maintain one or more insurance policies such that upon the death of Executive, or a determination of Executive’s total and permanent disability (as defined in the Company’s group long-term disability plan) prior to any other termination of employment, Executive (or Executive’s designated beneficiary, as applicable) shall be eligible to receive benefits, in accordance with the terms and conditions of such policies, equivalent to the amount of cash severance benefits Executive would have received upon a Qualifying Termination.

Upon termination of Executive’s employment from the Company for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from the Board (and any committees thereof) and the Board of Directors (or any similar governing body) (and any committees thereof) of any of the Company’s affiliates.

13. Definitions. Unless otherwise provided, the terms below are defined as follows for purposes of this Agreement:

(a) “Board” means the Board of Directors of the Company.

(b) “Cause” means Executive’s: (i) commission of a felony, (ii) gross negligence, willful misconduct or insubordination with respect to the Company, any subsidiary or any affiliate of the Company or any subsidiary; (iii) breach of any of Executive’s obligations under any agreement to which Executive and the Company or any subsidiary are a party; (iv) willful and continued failure to substantially perform the duties and responsibilities of Executive’s position, (v) commission of any activity constituting a material violation or breach under any federal, provincial or local law or regulation (excluding for greater certainty minor traffic violations) and (vi) fraud, breach of fiduciary duty, dishonesty, misappropriation or other intentional material damage to the property or business of the Company or any of its affiliates or subsidiaries. With respect to clauses (iii) and (iv), Executive will be given notice and a 10-day period in which to cure such breach, only to the extent such breach can be reasonably expected to be able to be cured within such period.

(c) “Change in Control” means

(i) the acquisition (whether by purchase, merger, consolidation, combination or other similar transaction) by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of more than 50% (on a fully diluted basis) of either (A) the then outstanding Ordinary Shares, taking into account as outstanding for this purpose such Ordinary Shares issuable upon the exercise of options or warrants, the conversion of convertible shares or debt, and the exercise of any similar right to acquire such Ordinary Shares (the “Outstanding Company Ordinary Shares”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Agreement, the following acquisitions shall not constitute a Change in Control: (I) any acquisition by the Company or any affiliate (global change since not defined), and1 (II) any acquisition by any employee benefit plan sponsored or maintained by the Company or any Affiliate;

(ii) during any period of twenty-four months, individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least

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a majority of the Board, provided that any person becoming a director subsequent to the date hereof, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-12 of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended, with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

(iii) the sale, transfer or other disposition of all or substantially all of the business or assets of the Company to any Person that is not an Affiliate of the Company; or

(iv) the consummation of a reorganization, recapitalization, merger, consolidation, or other similar transaction involving the Company (a “Business Combination”), unless immediately following such Business Combination 50% or more of the total voting power of the entity resulting from such Business Combination (or, if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership of sufficient voting securities eligible to elect a majority of the board of directors (or the analogous governing body) of such resulting entity), is held by the holders of the Outstanding Company Voting Securities immediately prior to such Business Combination.

(d) “Change in Control Severance Period” means a period of 24 months.

(e) “Change in Control Termination” means an “Involuntary Termination Without Cause” or “Resignation for Good Reason,” either of which occurs within 24 months immediately following the effective date of a Change in Control, provided that any such termination is a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h).

(f) “Code” means the Internal Revenue Code of 1986, as amended.

(g) “Company” means CHC Group Ltd., or following a Change in Control, the surviving entity resulting from such transaction, or any subsequent surviving entity resulting from any subsequent Change in Control.

(h) “Effective Date” means the date of the effectiveness of the IPO.

(i) “Involuntary Termination Without Cause” means Executive’s dismissal or discharge by the Company for reasons other than Cause and other than as a result of death or disability.

(j) “Monthly Base Salary” means 1/12th of the greater of (i) Executive’s Base Salary as in effect on the date of a Change in Control Termination or a Qualifying Termination, as applicable, or (ii) in the case of a Change in Control Termination, Executive’s Base Salary as in effect on the date of a Change in Control.

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“Ordinary Shares” means the ordinary shares, par value $         per share, of the Company (and any shares or other securities into which such Ordinary Shares may be converted or into which they may be exchanged).

“Person” means any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).

(k) “Prior Employment Agreement” means that certain employment agreement, between [Heli-One American Support, LLC] and Executive, dated [insert date], as amended from time to time.

(l) “Target Bonus” means 1/12th of the Target Award, as in effect on the date of a Change in Control Termination.

(m) “Qualifying Termination” means an “Involuntary Termination Without Cause,” provided that any such termination is a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h).

(n) “Qualifying Termination Severance Period” means a period of 12 months.

(o) “Resignation for Good Reason” means Executive’s resignation from all positions Executive then holds with the Company within 60 days following any of the following events taken without Executive’s consent, provided Executive has given the Company written notice of such event within 30 days after the first occurrence of such event and the Company has not cured such event within 30 days thereafter:

(i) A decrease in Executive’s Base Salary and target bonus opportunity of more than 10% (i.e., a material reduction in Executive’s base compensation), other than in connection with a comparable decrease in compensation for all executives of the Company;

(ii) Executive’s duties or responsibilities are materially diminished; or

(iii) A relocation of Executive’s primary work location by more than fifty (50) miles from Executive’s primary work location as of the Effective Date; or

(iv) The failure of the Company to obtain a satisfactory agreement from any successor to all or substantially all of the assets of the Company to materially assume and materially agree to perform under the terms of this Agreement.

(p) “Termination Date” means the effective date of the Change in Control Termination or a Qualifying Termination, as applicable.

(t) “Transition Termination” means a termination of employment by Executive no less than six months after any termination by the Chief Executive Officer of the Company, and following a determination by the Board (or its delegate) that Executive has satisfactorily fulfilled Executive’s obligations to the Company, as agreed to between Executive and the Board.

12.

14. General Provisions.

(a) Tax Withholding. All payments under this Agreement shall be subject to applicable withholding for federal, state and local income, employment and other applicable taxes.

(b) Notices. Any notices provided hereunder must be in writing, and such notices or any other written communication shall be deemed effective upon the earlier of personal delivery (including personal delivery by email or facsimile) or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at Executive’s address as listed in the Company’s payroll records. Any payments made by the Company to Executive under the terms of this Agreement shall be delivered to Executive either in person or at the address as listed in the Company’s payroll records.

(c) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

(d) Waiver. If either party should waive any breach of any provisions of this Agreement, he, she or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

(e) Complete Agreement; Amendment or Termination. This Agreement (including exhibits) constitutes the entire agreement between Executive and the Company as to the terms and conditions of Executive’s employment following the Effective Date and supersedes any prior agreements or understandings (including oral agreements) between Executive, the Company and any of its affiliates, including without limitation the Prior Employment Agreement. This Agreement may be amended or terminated only by written agreement of the Company and Executive.

(f) Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, and the Company, and any surviving entity resulting from a Change in Control; provided, however, that Executive may not assign any duties hereunder and may not assign any rights hereunder without the written consent of the Company.

(g) Choice of Law. This Agreement will be governed by the law of the State of Delaware, without regard for any conflict of law principles. Further, the parties consent to the jurisdiction of the state and federal courts of the State of Delaware for all purposes in connection with this Agreement. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which Executive or the Company may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.

(h) Arbitration. Except as otherwise provided herein or in any agreement which contains restrictive covenants by which Executive is bound, Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to this Agreement, Executive’s employment with the Company, or the termination of Executive’s employment (collectively, “Claims”), shall be resolved to the fullest extent permitted by law, by final, binding, and (to the extent permitted by law) confidential arbitration before a single arbitrator in the state where Executive is employed. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. Section 1 et seq., as

13.

amended, and shall be administered by the Judicial Arbitration & Mediation Services, Inc. (“JAMS”), in accordance with its then-current Employment Arbitration Rules & Procedures (the “JAMS Rules”). EXECUTIVE AND THE COMPANY UNDERSTAND AND FULLY AGREE THAT BY ENTERING INTO THIS AGREEMENT, BOTH EXECUTIVE AND THE COMPANY ARE GIVING UP THE CONSTITUTIONAL RIGHT TO HAVE A TRIAL BY JURY, AND ARE GIVING UP THE NORMAL RIGHTS OF APPEAL FOLLOWING THE RENDERING OF A DECISION, EXCEPT AS THE FEDERAL ARBITRATION ACT AND APPLICABLE FEDERAL LAW ALLOW FOR JUDICIAL REVIEW OF ARBITRATION PROCEEDINGS. Nothing in this Agreement shall prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

(i) Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

14.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date(s) indicated below.

CHC GROUP LTD.		EXECUTIVE

By:	By:

Name:	Name:

Title:

Date:	Date:

Exhibit A: Treatment of Equity-Based Awards

Exhibit B: Release (Individual Termination – Age 40 or Older)

EXHIBIT A

TREATMENT OF EQUITY-BASED AWARDS

This Exhibit A reflects the intent of the parties with respect to the treatment of the equity-based awards previously and hereafter issued to Executive, to the extent specified herein, upon Executive’s termination of employment under the scenarios covered by this Agreement. In the event that one or more individual awards agreements do not reflect such terms, the Board shall take any and all such action as is necessary to ensure such treatment.

Type of Termination	Equity Treatment

Change in Control

Performance-based awards issued in connection with the LTI conversion (i.e., the price hurdle awards) are to vest on a pro-rated basis based on a fraction, the numerator of which is the price per Ordinary Share received in the Change in Control minus the base price (i.e., the first price hurdle) and the denominator is the applicable price hurdle minus the base price (i.e., the first price hurdle).

Performance-based awards with a relative total shareholder return metric will convert to time-based awards, assuming target-level performance (if the Change in Control occurs before one-half of the performance period has lapsed) or actual performance (if the Change in Control occurs at or after the time at which one-half of the performance period has lapsed)

Change in Control Termination	Full vesting of all time-based awards, including performance-based awards converted to time-based awards at the time of the Change in Control.

Qualifying Termination (not for Cause)

Continued vesting of time-based restricted stock unit awards granted in connection with the IPO. In the event of a Change in Control prior to the date on which the awards become fully vested, they will fully vest upon the occurrence of a Change in Control

Full vesting of time based awards issued in connection with the LTI conversion (but awards remain subject to transfer restrictions).

Transition Termination

Continued vesting of all time-based awards, including any time-based awards converted to time-based awards at the time of a Change in Control. In the event of a Change of Control prior to the date on which the awards become fully vested, they will fully vest upon the occurrence of a Change of Control

For annual awards that vest based on a relative total shareholder return metric, pro-rata payment based on time elapsed and actual performance at the end of the performance period subject to compliance with restrictive covenants.

A-1

Performance-based awards issued in connection with the LTI conversion (i.e., the price hurdle awards) are to remain outstanding until the 10th anniversary of the IPO to determine if price hurdles are achieved.

Death or disability	Same as for Transition Termination, but with accelerated vesting of time-based awards at death.

Other terminations	Unvested awards forfeited

A-2

EXHIBIT B

FORM OF RELEASE

Certain capitalized terms used in this Release are as defined in the Employment Agreement by and between CHC Group Ltd. (the “Company”) and [insert name], entered into on December     , 2013 (the “Agreement”) which I have executed and of which this Release is a part.

I hereby confirm my obligations under the agreements regarding confidentiality that I have signed, as well as the agreements regarding restrictive covenants that are contained in the Agreement.

Except as otherwise set forth in this Release, I, on behalf of myself and my heirs, executors and assigns hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their respective officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates and any and all employee pension benefit or welfare benefit plans of the Company and its subsidiaries, of and from any and all claims, charges, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to the date I execute this Release, including, but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including, but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; and claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended, the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the federal Employee Retirement Income Security Act of 1974, as amended, the federal Americans with Disabilities Act of 1990, the California Fair Employment and Housing Act, as amended, the New York City Human Rights Law, as amended, the Massachusetts Fair Employment Practices Law, as amended, the South Carolina Human Affairs Law, as amended, tort law, contract law, wrongful discharge, discrimination, fraud, defamation, emotional distress, and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to (1) release the Company from its obligation to indemnify me pursuant to the Company’s indemnification obligation pursuant to written agreement or applicable law; (2) release any claim by me against the Company relating to the validity or enforceability of this release or the Agreement; or (3) prohibit me from exercising any non-waivable right to file a charge with the United States Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), or any other government agency (provided, however, that I shall not be entitled to recover any monetary damages or to obtain non-monetary relief if the agency were to pursue any claims relating to my employment with the Company).

B-1

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA. I also acknowledge that the consideration given under the Agreement for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (A) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Release; (B) I have the right to consult with an attorney prior to executing this Release; (C) I have at least twenty-one (21) days to consider this Release (although I may choose to voluntarily execute this Release earlier in which case I waive the balance of such 21 day period); (D) I have seven (7) days following my execution of this Release to revoke the Release by providing a written notice of revocation to the Company’s [Chief Executive Officer]; and (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth (8th) day after I execute this Release (provided that I do not revoke it).

I hereby represent that I have been paid all compensation owed and for all hours worked, I have received all the leave and leave benefits and protections for which I am eligible, pursuant to the federal Family and Medical Leave Act, the California Family Rights Act, any Company policy or applicable law, and I have not suffered any on-the-job injury or illness for which I have not already filed a workers’ compensation claim.

I agree that I will not make any disparaging statements regarding the Company and its affiliates or its or their respective officers, directors, shareholders, members, agents or products. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

EXECUTIVE:

Signature

Printed Name

Date

B-2